Exhibit 97

Wheaton Precious Metals Corp.

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EXECUTIVE COMPENSATION CLAWBACK POLICY

I.	PURPOSE

This Policy sets out guidelines for the potential recovery of excess incentive-based compensation paid to executives in the event the financial statements of Wheaton Precious Metals Corp. (“Wheaton”) are restated. This Policy is intended to comply with the listing requirements of the New York Stock Exchange (“NYSE”) regarding clawback of incentive-based compensation pursuant to Rule 10D-1 under the U.S. Securities Exchange Act of 1934 and will be interpreted in accordance therewith.

II.	DEFINITIONS

For purposes of this Policy, in addition to the terms defined elsewhere in this Policy, the following terms shall have the meanings set out below:

“Actual Compensation” means the amount of Incentive Compensation awarded or paid by Wheaton (or its affiliates as applicable) to an Executive in respect of a financial results period.

“Committee” means the Human Resources Committee, provided that where the Human Resources Committee is not composed of independent members, then “Committee” means a majority of the independent members of the Board of Directors.

“Executive” or “Executives” means in respect of Wheaton a current or former:

(i)	President and Chief Executive Officer;

(ii)	Chief Financial Officer;

(iii)	Vice President, Controller;

(iv)	Senior Vice President;

(v)	Vice-President in charge of a principal business unit, division or function of Wheaton; and

(vi)	officer who performs a significant policy-making function for Wheaton, or person who performs similar significant policy-making functions for Wheaton; and

in respect of any subsidiary of Wheaton a current or former:

(vii)	President; and

(viii)	Vice President who performs a significant policy-making function for Wheaton.

“Excess Compensation” means the pre-tax amount of Actual Compensation awarded or paid by Wheaton to an Executive that exceeds the pre-tax amount of Revised Compensation.

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EXECUTIVE COMPENSATION CLAWBACK POLICY

“Financial Achievements” means those achievements that are determined based, in whole or in part, upon financial results calculated and disclosed in accordance with Wheaton’s financial reporting policies and procedures, or stock price or total shareholder return (TSR).

“Incentive Compensation” means: (i) cash bonuses or other cash amounts paid to an Executive calculated based on, or contingent on, Financial Achievements; and (ii) Share-Based Compensation paid to an Executive. For greater certainty, Incentive Compensation does not include: (i) salaries that are not based on the attainment of a Financial Achievement; (ii) bonuses that are based solely on satisfying subjective standards; (iii) non-equity based compensation earned solely upon satisfying strategic or operational measures; or (iv) Share-Based Compensation that is not contingent upon achieving a Financial Achievement goal and vesting is contingent only on the achievement of non-Financial Achievement measures, such as remaining employed with Wheaton. For greater certainty, Incentive Compensation is deemed received in the fiscal period during which the applicable Financial Achievement is attained, even if the payment or grant occurs after the end of that fiscal period.

“Revised Compensation” means the amount of Incentive Compensation that would have been awarded or paid by Wheaton to an Executive in respect of a period based on the Material Restatement.

“Share-Based Compensation” means stock options, restricted share units, performance share units and any other share-based compensation awarded to an Executive under one or more of Wheaton’s incentive compensation plans in effect from time to time, which are awarded, earned or vested based wholly or in part upon the attainment of any Financial Achievement.

III.	RECOVERY OF EXCESS COMPENSATION

A.	In the event that:

(i)	there is an accounting restatement due to material noncompliance with any financial reporting requirement, including a restatement of Wheaton’s previously issued financial results to:

(1)	correct an error in previously issued financial results that is material to those financial results; or

(2)	correct in the current period an error in previously issued financial results that, while not material to the previously issued financial results, would result in a material misstatement if:

•	the error was corrected in the current period; or

•	left uncorrected in the current period,

(a “Material Restatement”); and

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EXECUTIVE COMPENSATION CLAWBACK POLICY

(ii)	the Executive has been awarded or paid Excess Compensation,

then the Board of Directors will seek to recover such Excess Compensation in accordance with this Policy.

B.	The obligation to recover Excess Compensation under this Policy will arise:

(i)	when Wheaton is required to prepare a Material Restatement;

(ii)	regardless of whether there was misconduct or omission on the part of any Executive;

(iii)

in respect of Incentive Compensation received during the three completed fiscal years preceding the earlier of (a) the date the Board of Directors or Audit Committee concludes, or reasonably should have concluded, that Wheaton is required to prepare a Material Restatement, or (b) the date that a court, regulator or other legally authorized body directs Wheaton to prepare a Material Restatement (the “Lookback Period”). The Lookback Period includes any transition period resulting from a change in the fiscal year-end within or immediately following those three completed fiscal years. However, if such transition period is of 9 to 12 months it will be deemed a completed fiscal year; and

(iv)

only in respect of Incentive Compensation received on or after October 2, 2023 by an individual after they became an Executive (including compensation derived from an award authorized before the individual is newly hired as an Executive, e.g. inducement grants) and served as an Executive at any time during the Financial Achievement period for that Incentive Compensation.

C.	The Board of Directors may exercise discretion in how it seeks to recover Excess Compensation, depending upon the facts and circumstances, and as long as it is done reasonably promptly.

D.	The Board of Directors may, in its sole discretion, elect not to recover Excess Compensation from an Executive if the Committee determines that:

(i)

recovery would be impracticable because the expense would exceed the Excess Compensation and Wheaton has made a reasonable and documented attempt to recover, based upon a review and recommendation of the Committee; or

(ii)	recovery will violate the laws adopted applicable to Wheaton in its home jurisdiction as contemplated under the NYSE requirements, based upon a legal opinion of counsel from that jurisdiction.

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EXECUTIVE COMPENSATION CLAWBACK POLICY

E.

To the extent that the Excess Compensation relates to Share-Based Compensation and the Share-Based Compensation initially awarded has not been exercised (e.g. in the case of stock options) or vested (e.g. in the case of restricted share units or performance share units), the Board of Directors may cancel or adjust the number of options, restricted share units, performance share units or other Share-Based Compensation awarded in the year to which the Material Restatement pertains or in any subsequent year to address such difference.

F.

To the extent that subsections A through E would provide for recovery of Excess Compensation by Wheaton that would also be recoverable by Wheaton pursuant to the Sarbanes-Oxley Clawback Requirements and/or any other recovery obligations (including pursuant to employment agreements, or plan awards), the amount such Executive has already reimbursed Wheaton shall be credited to the required recovery of Excess Compensation. Recovery of Excess Compensation does not preclude recovery under the Sarbanes-Oxley Clawback Requirements, to the extent any applicable amounts have not been already reimbursed to Wheaton.

IV.	PROCEDURES

A.	In the event of a Material Restatement:

(i)	management will provide to the Committee a report (the “Report”) identifying the following using reasonable commercial estimates:

(1)	the amount of Actual Compensation awarded or paid to Executives based upon a Financial Achievement during the Lookback Period;

(2)	the estimated amount of Revised Compensation awardable or payable to the Executives during the Lookback Period on the basis of the Financial Achievement derived from the Material Restatement; and

(3)	the estimated amount of Excess Compensation;

(ii)

the Board of Directors will determine, based upon the Report, and such other information, evidence, advice and further considerations as it considers relevant, the amount of the Excess Compensation; and

(iii)	absent manifest error, the determination of the amount of Excess Compensation by the Board of Directors will be conclusive and binding upon Wheaton and any impacted Executives.

B.

The Board of Directors, any Board committees and the Committee will have the authority, in each of their sole discretion, to engage, compensate and rely upon advisors to: (i) perform any act or computation, (ii) review and verify the acts, reports and computations of management or others, and (iii) otherwise advise it with respect to this Policy.

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EXECUTIVE COMPENSATION CLAWBACK POLICY

V.	OTHER

A.

As a condition to the award or payment of Incentive Compensation, Wheaton will require Executives to execute an acknowledgement that such award or payment is subject to this Policy. Any Executive that fails to sign such acknowledgement will nonetheless be subject to all of the terms and conditions of this Policy.

B.	Wheaton will not indemnify an Executive for any Excess Compensation that is recovered under this Policy.

C.	In the event of a Material Restatement, Wheaton will disclose, in accordance with securities laws:

(i)	the application of the Policy to Executives and the amount of any recovery of Excess Compensation; and

(ii)	where a determination is made not to recover Excess Compensation from an Executive, such determination and the reasons for such determination.

D.

This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Executive that is required pursuant to any other statutory repayment requirement, including, but not limited to, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002.

E.	Executives who have questions about the interpretation of this Policy should contact the Senior Vice President, Legal and Corporate Secretary.

Most Recent Revision: November 9, 2023	page 5